December 18, 2009

Cohen & Steers Premium Income Realty Fund, Inc.

280 Park Avenue

New York, New York 10017

Cohen & Steers Quality Income Realty Fund, Inc.

280 Park Avenue

New York, New York 10017

Re:	Agreement and Plan of Merger

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger between Cohen & Steers Premium Income Realty Fund, Inc. (the “Fund”), and Cohen & Steers Quality Income Realty Fund, Inc. (the “Acquiring Fund”). A copy of the form of Agreement and Plan of Merger is included as Exhibit A to the Acquiring Fund’s Registration Statement on Form N-14 8C (Registration No. 333-160355) (the “Registration Statement”). You have advised us that each of the Acquiring Fund and the Fund have qualified and will qualify as a “regulated investment company” within the meaning of Subchapter M of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each of their fiscal years of operation ending on or before or including the Closing Date.

In rendering this opinion, we have examined the Agreement and Plan of Merger, the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. In issuing our opinion, we have relied upon, with your permission, statements and representations of the Acquiring Fund and of the Fund made in the Registration Statement and to us for our use in rendering this opinion, including letters from the Acquiring Fund and the Fund, dated as of the date hereof, representing as to certain facts, occurrences and information. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the Acquiring Fund and of the Fund. Further, for purposes of this opinion, we have assumed, with your permission, without independent investigation or inquiry, that all parties to the Agreement and Plan of Merger and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and Plan of Merger and documents, and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement and Plan of Merger without the waiver or modification of any such terms and conditions and will be effective under applicable state law. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement and Plan of Merger, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Merger.

Based on the foregoing, it is our opinion that for Federal income tax purposes:

a)         the Merger as provided in the Agreement and Plan of Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and the Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

b)        no gain or loss will be recognized by the Fund as a result of the Merger and the conversion of shares of Fund Common Stock to shares of Acquiring Fund Common Stock;

c)         no gain or loss will be recognized by the Acquiring Fund as a result of the Merger;

d)        no gain or loss will be recognized by the shareholders of the Fund upon the conversion of their shares of Fund Common Stock to shares of Acquiring Fund Common Stock;

e)         the tax basis of Fund assets in the hands of the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Fund immediately prior to the consummation of the Merger;

f)         the aggregate tax basis of the Acquiring Fund Common Stock received by each holder of Fund Common Stock in the Merger will be equal to the aggregate tax basis of the shares of Fund Common Stock owned by such shareholder and converted pursuant to the Merger;

g)        a shareholder’s holding period for Acquiring Fund Common Stock will be determined by including the period for which he or she held shares of Fund Common Stock that are converted pursuant to the Merger, provided that such shares of Fund Common Stock are held as capital assets; and

h)        the Acquiring Fund’s holding period with respect to the Fund’s assets transferred will include the period for which such assets were held by the Fund.

No opinion is expressed as to the effect of the Merger on (i) the Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for Federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) any shareholder of the Fund that is required to recognize unrealized gains and losses for Federal income tax purposes under a mark-to-market system of accounting.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the combined Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the qualification of the Acquiring Fund Common Stock under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/	STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP